Exhibit 99.1

M/I Homes Reports
2020 First Quarter Results

Columbus, Ohio (April 29, 2020) - M/I Homes, Inc. (NYSE:MHO) announced results for the three months ended March 31, 2020.

2020 First Quarter Highlights:

•	Homes delivered increased 26% to a first quarter record of 1,495 homes

•	Revenue increased 20% to a first quarter record of $577.6 million

•	Pre-tax income increased 76% to $41.4 million, a first quarter record

•	Record first quarter net income of $31.7 million ($1.09 per diluted share), a 79% increase compared to $17.7 million ($0.63 per diluted share) in 2019

•	New contracts increased 27% to 2,089 contracts, an all-time quarterly record

•	Backlog units increased 23% to 3,265, a first quarter record

•	Backlog sales value reached $1.3 billion, an all-time quarterly record

•	Homebuilding debt to capital of 39% compared to 47% at March 31, 2019

•	Shareholders’ equity reached an all-time record of $1.04 billion, a 19% increase from a year ago, with book value per share of $36

For the first quarter of 2020, the Company reported pre-tax income of $41.4 million and net income of $31.7 million, or $1.09 per diluted share. This compares to pre-tax income of $23.5 million and net income of $17.7 million, or $0.63 per diluted share, for the first quarter of 2019. Pre-tax income in the first quarter of 2019 included $0.4 million of acquisition-related expense.

Homes delivered in 2020’s first quarter increased 26% to a first quarter record of 1,495. This compares to 1,186 homes delivered in 2019’s first quarter. New contracts for the first quarter of 2020 were an all-time quarterly record 2,089, a 27% increase over 2019’s 1,644 new contracts. Homes in backlog at March 31, 2020 had a total sales value of $1.3 billion, a 22% increase from a year ago and an all-time quarterly record. Backlog units at March 31, 2020 increased 23% to a first quarter record 3,265 homes, with an average sales price of $399,000. At March 31, 2019, backlog sales value was $1.07 billion, with backlog units of 2,652 and an average sales price of $403,000. M/I Homes had 223 active communities at March 31, 2020, an increase of 4% over our 214 communities at March 31, 2019. The Company's cancellation rate was 11% in the first quarter of 2020 compared to 12% in the first quarter of 2019.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased to announce record setting first quarter results - highlighted by record first quarter net income of $31.7 million, a 79% increase over 2019’s first quarter, along with all-time quarterly records in both new contracts and backlog sales value. Revenues, pre-tax income, homes delivered, and backlog units each improved by over 20% when compared to 2019’s first quarter and were also first quarter records for our Company. Gross margin improved to 20.2%, 90 basis points better than 2019’s first quarter and our overhead expense ratio improved 70 basis points to 12.2%. Our diluted earnings per share improved 73% from 2019’s first quarter, and we ended the quarter with shareholders’ equity of $1.04 billion and a homebuilding debt to capital ratio of 39%.”

Mr. Schottenstein continued, “The world is in the midst of an unprecedented battle with the COVID-19 pandemic; our primary concern continues to be the health and well-being of our employees, our trade partners, our customers, the communities in which we do business and all of those impacted by this highly contagious virus. In most of the markets in which we operate, housing construction and mortgage services have been deemed essential businesses and we’re doing everything we can to safely continue selling, building and delivering our homes.  We have adapted our operations and business to safeguard our various work environments, while closely monitoring updates and guidelines from the CDC and other state and local government and public health agencies.”

Mr. Schottenstein concluded, “The pandemic first began impacting our results in the second half of March. New contracts in the last of half of March were 50% below prior year levels. New contracts during the first three weeks of April have improved and are 35% below the comparable period in 2019. We are reviewing all aspects of our operations and adjusting our business as needed. We entered 2020 in the best financial condition in company history. With our experienced leadership team, record quarter-end backlog, and nearly $450 million of available liquidity, we are confident that we will navigate through this very challenging environment.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through April 2021.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 120,300 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and are also currently sold under the name Hans Hagen Homes in the Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; and Charlotte and Raleigh, North Carolina.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment (including the impact of COVID-19), interest rates, availability of resources, competition, market concentration, land development activities, integration of acquisitions, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019
New contracts	2,089	1,644
Average community count	224	212
Cancellation rate	11%	12%
Backlog units	3,265	2,652
Backlog sales value	$1,301,326	$1,070,074
Homes delivered	1,495	1,186
Average home closing price	$374	$393

Homebuilding revenue:
Housing revenue	$559,449	$466,308
Land revenue	4,687	3,018
Total homebuilding revenue	$564,136	$469,326

Financial services revenue	13,467	11,783
Total revenue	$577,603	$481,109

Cost of sales - operations	460,924	388,039
Cost of sales - purchase accounting adjustments	—	428
Gross margin	$116,679	$92,642
General and administrative expense	33,847	30,699
Selling expense	36,828	31,551
Operating income	$46,004	$30,392
Equity in (income) loss from joint venture arrangements	(52)	121
Interest expense	4,700	6,792
Income before income taxes	$41,356	$23,479
Provision for income taxes	9,610	5,756
Net income	$31,746	$17,723

Earnings per share:
Basic	$1.11	$0.64
Diluted	$1.09	$0.63

Weighted average shares outstanding:
Basic	28,478	27,498
Diluted	29,009	27,970

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	March 31,
	2020	2019
Assets:
Total cash, cash equivalents and restricted cash(1)	$21,184	$41,931
Mortgage loans held for sale	156,208	119,665
Inventory:
Lots, land and land development	837,686	807,324
Land held for sale	1,164	8,732
Homes under construction	829,230	760,756
Other inventory	154,451	153,976
Total Inventory	$1,822,531	$1,730,788

Property and equipment - net	21,046	28,392
Investments in joint venture arrangements	40,306	40,736
Operating lease right-of-use assets	20,075	20,603
Goodwill	16,400	16,400
Deferred income tax asset	9,540	13,146
Other assets	91,673	60,117
Total Assets	$2,198,963	$2,071,778

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$—	$298,160
Senior notes due 2025 - net	247,222	246,702
Senior notes due 2028 - net	393,989	—
Notes payable - homebuilding	6,900	218,800
Notes payable - other	7,546	5,937
Total Debt - Homebuilding Operations	$655,657	$769,599

Notes payable bank - financial services operations	145,055	104,026
Total Debt	$800,712	$873,625

Accounts payable	150,256	132,935
Operating lease liabilities	20,075	20,603
Other liabilities	190,239	173,153
Total Liabilities	$1,161,282	$1,200,316

Shareholders’ Equity	1,037,681	871,462
Total Liabilities and Shareholders’ Equity	$2,198,963	$2,071,778

Book value per common share	$36.38	$31.61
Homebuilding debt / capital ratio(2)	39%	47%

(1)	Includes $0.5 million and $1.1 million of restricted cash and cash held in escrow for the quarters ended March 31, 2020 and 2019, respectively.

(2)
The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2020	2019
Cash used in operating activities	$(24,227)	$(22,633)
Cash used in investing activities	$(6,546)	$(6,501)
Cash provided by financing activities	$45,874	$49,536

Land/lot purchases	$75,694	$80,424
Land development spending	$61,998	$54,365
Land sale revenue	$4,687	$3,018
Land sale gross profit	$69	$55

Financial services pre-tax income	$5,631	$4,952

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2020	2019
Net income	$31,746	$17,723
Add:
Provision for income taxes	9,610	5,756
Interest expense net of interest income	3,888	5,938
Interest amortized to cost of sales	6,570	5,393
Depreciation and amortization	4,224	3,817
Non-cash charges	2,923	912
Adjusted EBITDA	$58,961	$39,539

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (1)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Income before income taxes	$41,356	$23,479
Add: Purchase accounting adjustments (2)	—	428
Adjusted income before income taxes	$41,356	$23,907

Net income	$31,746	$17,723
Add: Purchase accounting adjustments - net of tax (2)	—	317
Adjusted net income	$31,746	$18,040

Purchase accounting adjustments - net of tax (2)	$—	$317

Divided by: Diluted weighted average shares outstanding	29,009	27,970

Diluted earnings per share related to purchase accounting adjustments (2)	$—	$0.01

Add: Diluted earnings per share	1.09	0.63

Adjusted diluted earnings per share	$1.09	$0.64

(1)
We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations, and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

(2) Represents purchase accounting adjustments related to our acquisition of Pinnacle Homes in Detroit, Michigan on March 1, 2018.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS (a)
	Three Months Ended
	March 31,
			%
Region	2020	2019	Change
Northern	853	702	22%
Southern	1,236	942	31%
Total	2,089	1,644	27%

HOMES DELIVERED (a)
	Three Months Ended
	March 31,
			%
Region	2020	2019	Change
Northern	588	474	24%
Southern	907	712	27%
Total	1,495	1,186	26%

	BACKLOG (a)
	March 31, 2020			March 31, 2019
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,408	$596	$423,000	1,158	$498	$430,000
Southern	1,857	$705	$380,000	1,494	$572	$383,000
Total	3,265	$1,301	$399,000	2,652	$1,070	$403,000

	LAND POSITION SUMMARY (a)
	March 31, 2020			March 31, 2019
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,852	6,833	13,685	5,889	6,034	11,923
Southern	7,926	12,209	20,135	8,621	7,435	16,056
Total	14,778	19,042	33,820	14,510	13,469	27,979

(a)
Beginning in the second quarter of 2019, we changed from three reportable segments to two reportable segments: Northern and Southern. Prior year information has been restated for corresponding items of our segment information.